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                                                                     EXHIBIT 8.1


                               Sullivan & Cromwell
                                125 Broad Street
                          New York, New York 10004-2498



                                                November 21, 2001



Vornado Realty Trust,
210 Route 4 East,
Paramus, New Jersey 07652..

Dear Sirs:

      We have acted as your counsel in connection with the sale by you today pursuant to the Prospectus Supplement dated November 16, 2001 (the "Prospectus Supplement") to the Prospectus dated February 11, 1998, of 9,775,000 shares of common stock par value $.04 per share, of Vornado Realty Trust ("Vornado").

      In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied (i) as to certain factual matters upon the statements and representations contained in the certificates provided to us by Vornado, Two Penn Plaza REIT, Inc. ("Two Penn") and AmeriCold Corporation ("AmeriCold"), each dated November 21, 2001 (attached as Exhibits A, B and C, and collectively, the "Vornado Certificates"), (ii) without independent investigation, as to certain factual matters upon the statements and representations contained in the certificates provided to us by Alexander's, Inc. ("Alexander's") and Charles E. Smith Commercial Realty L.P. ("Smith"), each dated November 21, 2001 (attached as Exhibits D and E and, together with the Vornado Certificates, the "Certificates") and (iii) without independent investigation, upon the opinion of Shearman & Sterling, dated November 21, 2001, concerning the qualification of Alexander's as a real estate investment trust (a "REIT") for federal income tax purposes for each taxable year commencing with its taxable year ending December 31, 1995 (attached as Exhibit F, the "Shearman & Sterling Opinion"). We understand that, in providing its Certificates, Vornado is relying upon certificates, dated November 21, 2001, provided to it by David R. Greenbaum.

      In rendering this opinion we have also assumed, with your approval, that
(i) the statements and representations made in the Certificates are true and correct, (ii) the
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Vornado Realty Trust                                                         -2-


Certificates have been executed by appropriate and authorized officers of Vornado, Two Penn, AmeriCold, Smith and Alexander's and (iii) the assumptions and conditions underlying the Shearman & Sterling Opinion are true and correct.

      Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Code, Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm our opinion that commencing with its taxable year ending December 31, 1993, Vornado has been organized in conformity with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT. This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

      Vornado's qualification as a REIT will depend upon the continuing satisfaction by Vornado and, given Vornado's current ownership interest in Alexander's, AmeriCold and Two Penn, by each of Alexander's, AmeriCold and Two Penn, of the requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. We do not undertake to monitor whether any of Vornado, Alexander's, AmeriCold or Two Penn actually has satisfied or will satisfy the various REIT qualification tests.

      We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to Vornado's current report on Form 8-K and the reference to us in the Prospectus Supplement under the caption "Federal Income Tax Considerations". In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

                                                Very truly yours,

                                                SULLIVAN & CROMWELL